Exhibit 10.19

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is made as of March 31, 2025, by and between VIVUS LLC, a Delaware limited liability company (“VIVUS”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Licensee”). VIVUS and Licensee are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party”.

WHEREAS, VIVUS and Licensee are party to that certain License and Commercialization Agreement, dated September 30, 2016, as amended by that certain Amendment No. 1 to License and Commercialization Agreement, dated January 18, 2022 (as may be further amended, restated, amended and restated, supplemental or otherwise modified, the “License Agreement”; capitalized terms not otherwise defined in this Agreement have the respective meanings set forth in the License Agreement);

WHEREAS, Licensee is the maker of that certain Promissory Note dated as of January 18, 2022, payable to the order of VIVUS (the “Promissory Note”), which Promissory Note is secured under the terms of that certain Security Agreement by and between Licensee and VIVUS dated January 18, 2022 (the “Security Agreement”);

WHEREAS, VIVUS and Licensee agree that an Event of Default (as defined in the Security Agreement) exists and is continuing by virtue of Licensee’s failure to pay the Installment (as defined in the Promissory Note) that was due October 1, 2024;

WHEREAS, VIVUS has delivered the notice of strict foreclosure dated as of December 10, 2024, attached hereto as Exhibit A (the “Foreclosure Notice”);

WHEREAS, Licensee has accepted the Foreclosure Notice dated as of December 10, 2024 and the Parties are in the process of transferring the inventory that constitutes the Collateral (as defined in the Security Agreement); and

WHEREAS, in connection with and in furtherance of the Foreclosure Notice, the Parties desire to terminate the License Agreement subject to the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the sufficiency of which is hereby acknowledged and agreed, Licensee and VIVUS hereby agree as follows:

1.Termination of License Agreement. Subject to the provisions of this Agreement, the License Agreement is hereby terminated pursuant to Section 12.2(e) of the License Agreement (the “Termination”), effective as of the date hereof (the “Termination Date”).

2.The License. The Parties acknowledge and agree that the License is terminated in all respects. As of the Termination Date, except as expressly set forth in this Agreement, Licensee has no rights in or to the VIVUS Technology. Licensee shall immediately cease all Developing, manufacturing and Commercializing any Products in the Licensee Territory.

3.VIVUS License. The Parties acknowledge and agree that the VIVUS License (other than Section 2.3(a) of the License Agreement) survives the Termination. In addition, Licensee hereby grants to VIVUS an exclusive (even as to Licensee), assignable, royalty-free, fully paid-up, sublicensable (through multiple tiers) license under the Licensee Technology, to use, make, have made, distribute, import, Develop, Promote, market, sell, offer for sale, have sold and otherwise Commercialize Products.

4.Marks. Licensee hereby (a) sells, assigns, conveys, transfers and delivers all rights in the Assigned Trademarks, any goodwill associated therewith, and all rights in and to any of the foregoing, to VIVUS, and (b) assigns to VIVUS any Licensee Trademarks incorporating the mark STENDRA that are Controlled by Licensee in the Licensee Territory, including those Licensee Trademarks set forth on Schedule 4 (each a “Transferred Trademark”), but expressly excluding

(i) Licensee’s corporate name, (ii) any other mark or tradename, or application for the same, that incorporates or is derived from Licensee’s corporate names, and (iii) any other proprietary mark of Licensee that is used by Licensee independently of the Product. Substantially concurrent with the execution of this Agreement, Licensee shall deliver a trademark assignment substantially in the form of Exhibit B for each Transferred Trademark (each, a “Trademark Assignment”). Licensee shall provide reasonable assistance, at no cost to VIVUS, as may be reasonably necessary for VIVUS to file the Trademark Assignments and perfect title in the Transferred Trademarks.

5.Regulatory Documentation. To the extent permitted by Applicable Law, Licensee hereby transfers and assigns to VIVUS all Regulatory Materials, Regulatory Approvals, and Pricing Approvals with respect to Product that are Controlled by Licensee or its Affiliates, if any (“Regulatory Documentation”). Within thirty (30) days after the Termination Date, Licensee shall transfer all files, whether physical or digital, at Licensee’s sole cost and expense, containing any Regulatory Documentation in such manner and to such location as determined by VIVUS. In the event that Licensee is prohibited by Applicable Law from transferred any Regulatory Documentation, then Licensee shall cooperate with VIVUS to maintain such Regulatory Documentation in its own name solely for the benefit of VIVUS.

6.Transition Assistance. After the Termination Date, Licensee shall provide reasonable assistance as requested by VIVUS, at no cost to VIVUS, as may be reasonably necessary for VIVUS to commence or continue Developing, manufacturing and Commercializing the Products, including without limitation, upon request of VIVUS, transferring any agreements or arrangements with distributors that apply to the sale or supply of Product in the Licensee Territory.

7.Inventory Transfer. In furtherance of the Foreclosure Notice, within thirty (30) days after the Termination Date (the “Inventory Transfer Deadline”), Licensee, its Affiliates, and its sublicensees shall, at the sole cost of Licensee and at no cost to VIVUS, finalize the transfer all inventory (a) of Products then on hand or (b) in production or for which substantial preparation for manufacture has been made, to VIVUS or its designee, at a location or locations as designated by VIVUS in writing. In the event that Products under subsection (b) immediately above are not completed prior to the Inventory Transfer Deadline, then Licensee shall transfer such inventory of Products to VIVUS within thirty (30) days of completion. At all times after the Inventory Transfer Deadline, in the event that Licensee, its Affiliates or its sublicensees uncovers any additional inventory of Products that have not been transferred to VIVUS, Licensee shall promptly transfer such inventory, at its sole cost and expense, and shall cooperate with VIVUS to ensure all inventory of Products is transferred to VIVUS in a timely manner. Prior to the Inventory Transfer Deadline, Licensee, its Affiliates and its sublicensees shall return to VIVUS, at Licensee’s sole cost and expense, all Promotional Materials then in the possession of Licensee, its Affiliates or its sublicensees.

8.Sublicense Agreements. The Parties agree that all sublicenses granted by Licensee to Affiliates or Third Parties under the VIVUS Technology and all other agreements between Licensee and any of Licensee’s Affiliate or Third Parties with respect to the VIVUS Technology (“Sublicense Agreements”) are hereby terminated. The Sublicense Agreements in effect immediately prior to the Termination Date are set forth in Schedule 8. On the Termination Date, Licensee shall provide written evidence, in the form reasonably satisfactory to VIVUS, of the termination of all Sublicense Agreements.

9.Certain Pre-Termination Liabilities. Following the Termination Date, Licensee shall retain liability for payment of all gross to net sales deductions (including returns, rebates and chargeback) of Products that were sold prior to the Termination Date. To the extent that that any such deductions are charged to or otherwise borne by VIVUS, Licensee shall reimburse VIVUS promptly (but in any event no later than thirty (30) days) following Licensee’s receipt of an invoice therefor. For the avoidance of doubt, the foregoing is not intended to prevent Licensee from properly deducting the Net Sales Deductions when calculating Net Sales.

10.Covenant Not to Sue. The Parties acknowledge and agree that Section 2.9 of the License Agreement shall not apply to any activities after the Termination Date.

11.Joint Steering Committee. The Parties agree that the Joint Steering Committee, and all subcommittees established thereunder, are hereby disbanded as of the Termination Date.

12.Confidential Information. The Parties hereby affirm the confidentiality obligations set forth in Article 11 of the License Agreement. The Parties hereby acknowledge and agree that all information relating to or incorporating any VIVUS Technology and the terms of this Agreement shall be Confidential Information of VIVUS.

13.Publicity. Without the express written consent of VIVUS, Licensee will not disclose the terms or existence of this Agreement or make any public announcement concerning the material terms of this Agreement. Either Licensee or any of its Affiliates (the “Filing Party”) may publicly disclose without violation of this Agreement, such terms of this Agreement as are, on the advice of such Filing Party’s counsel, required by the rules and regulations of the SEC or any other applicable entity having regulatory authority over such Filing Party’s securities; provided that such Filing Party shall advise VIVUS of such intended disclosure and request confidential treatment of certain commercial terms and technical terms hereof to the extent such confidential treatment is reasonably available to such Filing Party. In the event of any such filing, such Filing Party will provide VIVUS, a reasonable time prior to filing, with a copy of the Agreement marked to show provisions for which such Filing Party intends to seek confidential treatment and shall reasonably consider and incorporate VIVUS’s comments thereon to the extent consistent with the legal requirements applicable to such Filing Party and that govern redaction of information from material agreements that must be publicly filed. The intention of the Parties is to agree upon a single redacted version of the Agreement to be filed with the SEC or any other applicable entity.

14.Accrued Liabilities; Other Remedies. The Parties acknowledge and agree that (a) the termination the License Agreement does not release Licensee from any liability or obligation that already has accrued prior to the Termination Date (including any milestone or other payment that has been triggered by an event occurring prior to the effective date of termination or expiration); and (b) the termination of the License Agreement does not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that either Party may have hereunder or that may arise out of or in connection with the termination of the License Agreement.

15.Survival. Except as expressly set forth in this Agreement, the provisions of the License Agreement survive termination as set forth in Section 12.8 the License Agreement.

16.	Representations and Warranties.

a.

Licensee hereby represents and warrants to VIVUS that Licensee has the full right, capacity, power and authority, as required, to enter into this Agreement. This Agreement has been duly and validly executed and delivered by Licensee and constitutes the valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms. The consent of no other party is necessary for Licensee to consummate the transactions under this Agreement.

b.

VIVUS hereby represents and warrants to Licensee that VIVUS has the full right, capacity, power and authority, as required, to enter into this Agreement. This Agreement has been duly and validly executed and delivered by VIVUS and constitutes the valid and binding agreement of VIVUS, enforceable against VIVUS in accordance with its terms. The consent of no other party is necessary for VIVUS to consummate the transactions under this Agreement.

17.Mutual Release. Each Party hereto hereby releases the other Party and its respective affiliates of and from all claims, causes of action, debts, demands, proceedings and liabilities and losses of any kind or nature, equitable or otherwise, whether known or unknown, arising from matters under or in connection with the License Agreement (together, “Claims”) except (i) the Parties retain their rights under this Agreement; and (ii) VIVUS retains and does not release any Claims against Licensee arising from or relating to (y) the Promissory Note; and/or (z) any rights to indemnification from Licensee under section 10.2 of the License Agreement.

18.Miscellaneous. Article 13 and Sections 14.3, 14.4, 14.7, 14.10, 14.11, 14.12, 14.13, and 14.14 of the License Agreement are hereby incorporated by reference as if set forth herein.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Termination Agreement on the day and year first above written.

VIVUS LLC
By:	/s/ John Amos
Name:	John Amos
Title:	CEO

METUCHEN PHARMACEUTICALS LLC
By:	/s/ Josh Silverman
Name:	Josh Silverman
Title:	Chairman